Exhibit 5.1

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto	May 26, 2026

Montréal	Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2400
Calgary	Toronto, Ontario
M5G 2C8
Ottawa
Dear Sirs/Mesdames:
Vancouver
	Re:	Xanadu Quantum Technologies Limited – Registration Statement on Form S-8
New York

We have acted as Canadian counsel to Xanadu Quantum Technologies Limited (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in respect of certain matters related to (i) the Xanadu Quantum Technologies Inc. 2017 Equity Incentive Plan dated as of October 30, 2017, as amended (the “2017 EIP”), (ii) the Xanadu Quantum Technologies Limited Amended and Restated 2018 Equity Incentive Plan dated as of March 20, 2026 (the “2018 EIP”), and (iii) the Xanadu Quantum Technologies Limited Omnibus Long Term Incentive Plan dated as of March 20, 2026 (the “Omnibus Plan” and, together with the 2017 EIP and the 2018 EIP, the “Plans”).

We understand that the Corporation intends to file a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of (a) 88,868,296 subordinate voting shares, without par value (“Class B Subordinate Voting Shares”) consisting of (i) 44,791,700 Class B Subordinate Voting Shares issuable under the Omnibus Plan and (ii) 44,076,596 Class B Subordinate Voting Shares issuable upon the exercise of outstanding options granted under the 2018 EIP and (b) 3,261,109 multiple voting shares, without par value (“Class A Multiple Voting Shares”) consisting of (i) 2,231,213 Class A Multiple Voting Shares issuable upon the exercise of outstanding options granted under the 2017 EIP and (ii) 1,029,896 Class A Multiple Voting Shares issuable upon the exercise of outstanding options granted under the 2018 EIP. The 88,868,296 Class B Subordinate Voting Shares and 3,261,109 Class A Multiple Voting Shares in the capital of the Corporation are referred to herein as the “Shares.”

We have examined the Registration Statement, the Plans and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinion which were not independently established, we have relied upon certified copies of the resolutions of the then sole shareholder of the Corporation and the board of directors of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

On the basis of the foregoing, we are of the opinion that, when the Shares shall have been issued, and in respect of options granted under the Plans, sold, pursuant to the terms of the Plans and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP